EXHIBIT 5

F. Mark Reuter
Direct Dial: (513) 579-6469
Facsimile: (513) 579-6457
E-Mail: FReuter@kmklaw.com

February 5, 2004

The Midland Company
7000 Midland Boulevard
Cincinnati, Ohio 45102-2607

Ladies and Gentlemen:

     We have acted as counsel to The Midland Company, an Ohio corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (File No. 333-109867) of the Company, filed with the Securities and Exchange Commission (the “Commission”) on October 21, 2003 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering by the Company from time to time under Rule 415 of the Securities Act of, among other securities, shares of the Company’s common stock, no par value per share and the proposed offer and sale of 1,000,000 shares of such Common Stock (the “New Issuance Shares”), as described in a Prospectus Supplement dated February 5, 2004 to be filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”).

     As counsel to the Company, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of such other documents and corporate records as we have deemed necessary as a basis for the opinions set forth herein. We have relied as to factual matters on certificates or other documents furnished by the Company or its officers and by governmental authorities and upon such other documents and data that we have deemed appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us an originals, the legal capacity of all persons executing such documents, the conformity to original documents of all documents submitted to us as copies and the truth and correctness of any representations and warranties contained therein.

     The opinions expressed below are limited to the Ohio General Corporation Law. We express no opinion herein concerning any other law.

     Based upon and subject to the foregoing, we are of the opinion that the Company has taken all necessary and required corporate action in connection with the proposed issuance of the New Issuance Shares and that when, and if, issued, delivered and paid for in accordance with the terms of the Underwriting Agreement between the Company and McDonald Investments Inc. as Representative for the several underwriters dated February 5, 2004, the New Issuance Shares will be duly authorized, legally issued, fully paid and non-assessable.

The Midland Company
February 5, 2004

     We hereby consent to the reference to our firm in the Registration Statement the filing of this opinion as an exhibit to the Registration Statement and to the incorporation by reference of this opinion letter in any registration statement filed pursuant to Rule 462 of the Commission. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

KEATING, MUETHING & KLEKAMP, P.L.L

By:

FMR:mrs	F. Mark Reuter